Exhibit 99.1

Internet Grows to More Than 252 Million Domain Names
in the Fourth Quarter of 2012

RESTON, VA – April 8, 2013 – VeriSign, Inc. (NASDAQ: VRSN), the global leader in domain names, today announced more than six million domain names were added to the Internet in the fourth quarter of 2012, bringing the total number of registered domain names to more than 252 million worldwide across all top-level domains (TLDs) as of Dec. 31, 2012, according to the latest Domain Name Industry Brief.

The increase of 6.1 million domain names globally equates to a growth rate of 2.5 percent over the third quarter of 2012, and marks the eighth straight quarter with greater than 2 percent growth. Worldwide registrations have grown by 26.6 million, or 11.8 percent, year over year.

The .com and .net TLDs experienced aggregate growth in the fourth quarter of 2012, reaching a combined total of approximately 121.1 million domain names in the adjusted zone for .com and .net. This represents a 6.4 percent increase year over year. As of Dec. 31, 2012, the base of registered names in .com equaled 106.2 million names, while .net equaled 14.9 million names.

New .com and .net registrations totaled 8.0 million during the fourth quarter of 2012. In the fourth quarter of 2011, new .com and .net registrations totaled 7.9 million. The .com and .net renewal rate for the fourth quarter of 2012 was 72.9 percent, up slightly from 72.5 percent for the third quarter of 2012.

During the fourth quarter of 2012, Verisign’s average daily Domain Name System (DNS) query load was 77 billion, across all TLDs operated by Verisign, with a peak of 123 billion. Compared to the previous quarter, the daily average increased 16 percent and the peak increased 20.4 percent. Year over year, the daily average increased 21.5 percent and the peak increased 5.3 percent.

The latest issue of the Domain Name Industry Brief also offers a high-level overview of the challenges and opportunities that Big Data presents companies of all sizes. “Big Data Can Pose Big Challenges, and Opportunities, for Organizations” also includes a synopsis of the data generated within the DNS, and how companies could use this data to inform business strategy and possibly improve network security.

Verisign publishes the Domain Name Industry Brief to provide Internet users throughout the world with statistical and analytical research and data on the domain name industry. Copies of the 2012 fourth quarter Domain Name Industry Brief, as well as previous reports, can be obtained at VerisignInc.com/DNIB.

About Verisign
As the global leader in domain names, Verisign powers the invisible navigation that takes people to where they want to go on the Internet. For more than 15 years, Verisign has operated the infrastructure for a portfolio of top-level domains that today include .com, .net, .tv, .edu, .gov, .jobs, .name and .cc, as well as two of the world’s 13 Internet root servers. Verisign’s product suite also includes Distributed Denial of Service (DDoS) Protection Services, iDefense Security Intelligence Services and Managed DNS. To learn more about what it means to be Powered by Verisign, please visit VerisignInc.com.

VRSNF

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Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause Verisign's actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of whether the U.S. Department of Commerce will approve any exercise by the Company of its right to increase the price per .com domain name, under certain circumstances, the uncertainty of whether the Company will be able to demonstrate to the U.S. Department of Commerce that market conditions warrant removal of the pricing restrictions on .com domain names and the uncertainty of whether we will experience other negative changes to our pricing terms; the failure to renew key agreements on similar terms, or at all; the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as restrictions on increasing prices under the .com Registry Agreement, increasing competition, pricing pressure from competing services offered at prices below our prices and changes in marketing and advertising practices, including those of third-party registrars; changes in search engine algorithms and advertising payment practices; challenging global economic conditions; challenges to ongoing privatization of Internet administration; the outcome of legal or other challenges resulting from our activities or the activities of registrars or registrants, or litigation generally; new or existing governmental laws and regulations; changes in customer behavior, Internet platforms and web-browsing patterns; the uncertainty of whether Verisign will successfully develop and market new services; the uncertainty of whether our new services will achieve market acceptance or result in any revenues; system interruptions; security breaches; attacks on the Internet by hackers, viruses, or intentional acts of vandalism; whether Verisign will be able to continue to expand its infrastructure to meet demand; the uncertainty of the expense and timing of requests for indemnification, if any, relating to completed divestitures; and the impact of the introduction of new gTLDs, any delays in their introduction and whether our gTLD applications or the applicants' gTLD applications for which we have contracted to provide back-end registry services will be successful. More information about potential factors that could affect the Company's business and financial results is included in Verisign's filings with the Securities and Exchange Commission, including in the Company's Annual Report on Form 10-K for the year ended Dec. 31, 2012, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Verisign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

Contacts
Investor Relations: David Atchley, datchley@verisign.com, 703-948-4643
Media Relations: Erin Collins, ecollins@verisign.com, 571-455-8512
Analyst Relations: Yong Kim, yskim@verisign.com, 703-948-3322

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